EXHIBIT 99.1
                                                             ------------

                                PRESS RELEASE
            NEWELL RUBBERMAID ANNOUNCES SALE OF THREE BUSINESSES
           Company Divests Burnes Picture Frame, Anchor Glassware
                        and Mirro Cookware Businesses


   ATLANTA, MARCH 15, 2004 - Newell Rubbermaid Inc. (NYSE: NWL) announced today that it has entered into a definitive agreement to sell three businesses (Burnes{R} Picture Frame, Anchor{R} Glass and Mirro{R} Cookware) to Global Home Products, LLC, an affiliate of Cerberus Capital Management L.P. This transaction is consistent with the company's intention to divest nonstrategic businesses and concentrate on leveraging brand strength and product innovation in its core portfolio of businesses. Closing of the transaction is subject to regulatory approval and certain other customary conditions.

   In 2003, the three businesses contributed approximately $695 million of sales in the Calphalon{R} Home Segment. Under the terms of the agreement, the company will retain the accounts receivable of the businesses and expects gross proceeds as a result of the transaction to be approximately $310 million. Other terms of the agreement were not disclosed.

   Newell Rubbermaid CEO Joseph Galli said, "Divesting non-strategic businesses is a priority for 2004, and we are pleased to report significant progress against this initiative. Combined with our other divestitures this year, we have now completed the bulk of our portfolio transformation. While we still have more work to do, we are moving carefully and quickly to transform Newell Rubbermaid into an organization capable of consistent growth and profitability through a core portfolio of businesses."

   OUTLOOK
   This transaction will be dilutive to earnings approximately $0.11 to $0.13 cents. For 2004, the company continues to expect sales to decline 1% - 3% and continuing diluted earnings per share to now be in the range of $1.36 to $1.46. This range excludes restructuring charges of $43 - $63 million ($0.11 - $0.16 per share) and other charges of $10 - $20 million ($0.03 - $0.05 per share) primarily related to product line exits and charges of $95 - $115 million ($0.31 - $0.39 per share) primarily for foreign currency translation adjustments related to divestitures of non-core businesses.

   For the first quarter 2004, the company continues to expect internal sales to decline 1% - 3% and continuing diluted earnings per share to be $0.16 - $0.20. This range excludes restructuring charges of $25 - $35 million ($0.06 - $0.09 per share) and other charges of $5 - $10 million ($0.01 - $0.03 per share) primarily related to product line exits and charges of $95 - $115 million ($0.31 - $0.39 per share) primarily for foreign currency translation adjustments related to divestitures of non-core businesses.




   A reconciliation of the 2004 earnings outlook is as follows:

                                           1st Quarter        Full Year
                                           -----------        ---------
   Diluted earnings per share
      continuing operations             ($0.27) - ($0.23)   $0.81 - $0.91
   Diluted earnings per share
      discontinued operations                ($0.02)           ($0.02)
   Excluding:
     Restructuring charges                $0.06 - $0.09     $0.11 - $0.16
     Other charges--product line exits,
       divestitures                       $0.32 - $0.42     $0.34 - $0.44
                                        -----------------   -------------
   Diluted earnings per share,
     excluding charges                    $0.16 - $0.20     $1.36 - $1.46
                                        =================   =============

   CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
   The statements contained in this press release that are not historical in nature are forward-looking statements. Forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and actual results could differ materially from those expressed or implied in the forward looking statements. For a list of major factors that could cause actual results to differ materially from those projected, refer to Newell Rubbermaid's third quarter 2003 Form 10-Q, Exhibit 99.1, filed with the Securities and Exchange Commission.

   NON-GAAP FINANCIAL MEASURES
   This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

   ABOUT NEWELL RUBBERMAID
   Newell Rubbermaid Inc., is a global marketer of consumer products with 2003 sales of over $7 billion and a powerful brand family including Sharpie{R}, Paper Mate{R}, Parker{R}, Waterman{R}, Colorific{R}, Rubbermaid{R}, Stain Shield{R}, Blue Ice{R}, TakeAlongs{R}, Roughneck{R}, Brute{R}, Calphalon{R}, Little Tikes{R}, Graco{R}, Levolor{R}, Kirsch{R}, Shur-Line{R}, BernzOmatic{R}, Goody{R}, Vise-Grip{R}, Quick-Grip{R}, IRWIN{R}, Lenox{R}, and Marathon{R}. The company, headquartered in Atlanta, Ga., employs approximately 40,000 people worldwide.





   This press release and additional financial information about the company are available under the Investor Relations section of the company's website at www.newellrubbermaid.com.

   Newell Rubbermaid Inc.
   Atlanta, GA
   Securities Listed
   NYSE
   Common Stock
   (Symbol: NWL)
   www.newellrubbermaid.com

   Jesse Herron
   Vice President, Investor Relations
   6833 Stalter Drive
   Rockford, IL 61108
   Phone: 815-381-8150

   Susan Masten
   Director, Public Relations
   6833 Stalter Drive
   Rockford, IL 61108
   Phone: 770-670-2215